EXHIBIT 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND FULL AND GENERAL RELEASE

The purpose of this Confidential Severance Agreement and Full and General Release (this “Agreement”) is to set forth the terms and conditions of Executive’s separation from employment with The Kansas City Southern Railway Company, a Missouri Corporation (the “Company”).
The Company and Arthur L. Shoener (“Executive”) agree as follows:

1. Separation Date: Executive’s separation from employment with the Company is effective June 6, 2008, at the close of business (the “Separation Date”).

2. Benefits Payable: In addition to Executive’s regular compensation through the Separation Date, the Company will provide the following consideration, collectively referred to as the “Severance”:

(a) Per Section 4(d) of the Executive’s Employment Agreement dated January 1, 2005 (the “Employment Agreement”), one (1) year of monthly cash payments, less applicable taxes and withholdings, each in the amount of one-twelfth (1/12th) of Executive’s annual base salary in effect on the Separation Date ($537,313), to be paid on regular monthly payroll dates through Executive’s normal payroll method and commencing on the July monthly payroll date; provided, however, that in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) in light of Executive’s status as a “specified employee” within the meaning of Code Section 409A, the first six months of such payments ($268,657) shall be paid on the December monthly payroll date, and six monthly payments each in the amount of $44,776 shall be paid on the normal monthly payroll dates in January 2009 through June 2009.

(b) Twenty-four (24) monthly cash payments, less applicable taxes and withholdings, to be paid on regular monthly payroll dates through Executive’s normal payroll method as follows:

(i) Six (6) months of monthly cash payments each in the amount of $55,970, commencing on the July monthly payroll date; and

(ii) Six (6) months of monthly cash payments each in the amount of $11,194, commencing on the first monthly payroll date following the end of the period set forth in Section 2(b)(i) above; and

(iii) Twelve (12) months of monthly cash payments each in the amount of $55,970, commencing on the first monthly payroll date following the end of the period set forth in Section 2(b)(ii) above.

(c) A lump sum cash payment of $371,903 to be used to assist Executive with the payment of relocation expenses and the replacement of term life insurance, and as consideration for all other amounts to which Executive may have become entitled under the Employment Agreement had he remained employed. This payment shall be made within fourteen (14) days after the expiration of the Revocation Period set out in Section 15(f) of this Agreement. This is the exclusive payment to be made to Executive with respect to relocation-related costs and expenses and Executive shall not be entitled to any additional payments or reimbursements of such expenses.

(d) Continuing group health coverage for Executive and/or his eligible dependents, provided Executive timely elects to continue such coverage for himself and/or his eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and continues to timely pay the cost of such coverage at the rate that would be charged to an active employee with similar coverage. Such subsidy shall continue for as long as the Executive and/or his eligible dependents remain covered by COBRA coverage or, if earlier, upon the Executive becoming eligible for comparable health coverage in connection with other employment. In no event shall this subsidy continue beyond the initial eighteen (18)-month COBRA period. Executive shall receive, under separate cover, information concerning rights to continue participation in the Company-sponsored group health plan, in accordance with COBRA.

Executive’s benefits in all other Company-sponsored benefit plans shall terminate in accordance with the terms and conditions of such plans. To the extent Executive is not vested in any equity awards as of the Separation Date, including without limitation, with respect to stock options, restricted stock or performance shares, such unvested equity awards shall be forfeited as of the Separation Date. Nothing herein shall extend the exercise period applicable to any vested options outstanding as of the Separation Date. Executive acknowledges that the Severance is good and valuable consideration in exchange for this Agreement, and further acknowledges and agrees that: (i) other than the Severance, the Company has paid Executive all compensation due and owing to Executive related to any employment relationship between Executive and the Company, including, without limitation, all salary, pay, commissions, bonuses, vacation pay, paid time off, and (ii) that, as of the Separation Date, Executive is no longer an employee of the Company and may under no circumstance represent him/herself to be in any way connected with or a representative of such company.

3. Release: In consideration of the Severance set forth above, and as a material inducement to the Company to enter into this Agreement, Executive agrees, for him/herself, Executive’s heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Executive, or anyone making a claim on Executive’s behalf (for purposes of this Section, “Executive”), to irrevocably and unconditionally waive, release and forever discharge the Company, and its respective present, past, and future parents, subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, and assigns, and its past and present owners, directors, officers, employees, stockholders, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever (collectively “Released Parties”) from any and all liability, actions, causes of actions, common law claims, statutory claims under local, state or federal law including but not limited to any rights and claims under any state’s human rights act, civil rights laws, or similar law, any state’s wage payment act or similar law, any wage payment act or similar law, any law governing any aspect of employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the Family & Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Age Discrimination in Employment Act Amendments of 1990 (sometimes known as the “Older Workers Benefit Protection Act”), the Equal Pay Act of 1963, the Worker Adjustment Retraining Notification Act of 1988, and any amendment thereto, the Federal Employer’s Liability Act; all claims arising from labor protective conditions imposed by the Interstate Commerce Commission or the Surface Transportation Board; all oral or written contract rights, including any rights under an employment agreement, any Company incentive or benefit plan or program, including unvested stock options, and ANY RIGHTS UNDER ANY COLLECTIVE BARGAINING AGREEMENT, INCLUDING ANY SENIORITY RIGHTS, BUMPING RIGHTS AND REINSTATEMENT RIGHTS, RIGHTS TO FILE OR ASSERT A GRIEVANCE OR OTHER COMPLAINT, RIGHTS TO A HEARING (whether before any company official, any system, group, regional or special adjustment board, the National Railroad Adjustment Board, or any other entity), OR RIGHTS TO ARBITRATION UNDER SUCH AGREEMENT; and any claim under any local, state or federal statute, regulation, rule, ordinance or common law, breach of contract claims, breach of any collective bargaining agreement claims, and all demands, damages, expenses, fees (including attorney’s fees, court costs, expert witness fees, etc.), which Executive may now have against the Released Parties and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Executive and the Released Parties, including, but not limited to Executive’s employment and the termination thereof, through the date of this Agreement.

Nothing in this Agreement shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), any Federal, State, or Local Agency, or to file a claim for unemployment benefits, and/or any causes of action which by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this agreement, Executive waives Executive’s right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

THIS MEANS THAT BY SIGNING THIS AGREEMENT EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE TO RECOVER IN A LAWSUIT OR OTHER ACTION AGAINST RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO THE COMPANY, BASED ON ANY ACTIONS OR OMISSIONS MADE BY THE RELEASED PARTIES, INCLUDING BUT NOT LIMITED TO CLAIMS WHICH IN ANY WAY ARISE FROM OR RELATE TO EXECUTIVE’S EMPLOYMENT RELATIONSHIP AND THE SEPARATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

4. Covenant Not to Sue: Executive agrees and covenants, except as allowed by law with regard to this Agreement, not to sue or file any claims against the Released Parties with regard to any matters arising prior to the execution of this Agreement. Executive represents and warrants that no such claim has been filed to date.

5. Non-Disparagement: Executive agrees not to in any way or to any extent slander, libel, disparage, or otherwise impair the reputation, goodwill, or commercial interest of the Company and the Released Parties, including but not limited to their employees, officers, directors, management, shareholders, and/or the Company’s or the Released Parties’ performance, work product or method of operating. Executive represents and warrants that no such disparagement has occurred to date. Executive agrees that he will not, without first obtaining written approval from the Company: (i) make any public statement in the nature of a press release or media interview with respect to any aspect of Executive’s employment with the Company or any of its operating units, affiliates or subsidiaries, or (ii) make any statement, written or oral, with respect to past or projected future financial performance of the Company or any of its operating units, affiliates or subsidiaries.

6. Non-Competition: During the period Executive receives Severance hereunder, Executive shall not:

(a) Become employed by or affiliated in any capacity with (including, but not limited to, that of director, officer, partner, joint venturer or investor, except as the holder of less than five percent (5%) of the publicly traded voting securities of any issuer) in any Competitor of the Company or any subsidiary or other affiliate of the Company. As used herein “Competitor” shall mean any company or other entity which operates a Class 1 railroad in the United States (or in Mexico or Canada, which if operated in the United States would be regarded as a Class 1 railroad), including, but not limited to, Canadian National Railway, Canadian Pacific Railway Company, Union Pacific Corporation, Burlington Northern Santa Fe Corporation, CSX Corporation, Norfolk Southern Corp., Ferrocarril Mexicano, S.A. de C.V. and Ferrocarril del Sureste, S.A. de C.V.; or

(b) Acquire or agree to acquire, alone or in concert with any other person, directly or indirectly, any voting securities of Kansas City Southern (“KCS”) (or any rights or options to acquire beneficial ownership of such voting securities) if after such acquisition Executive and such person would beneficially own in the aggregate more than five percent (5%) of the number of such voting securities then outstanding; or participate in any way with respect to any acquisition or proposal not approved by the Board of Directors of KCS for any purchase of more than five percent (5%) of the then outstanding voting securities of KCS or any merger, consolidation or business combination involving KCS, the Company or their respective subsidiaries (collectively, the “KCS Group”), or with respect to any purchase of a substantial portion of the assets of the KCS Group; or participate in any solicitation of proxies to vote any voting securities of KCS, or grant any proxy with respect to any voting securities of KCS owned by such Executive to any person, other than in each case as authorized or solicited by or on behalf of the KCS Board of Directors; or participate in any negotiations or arrangements with any person with respect to any of the foregoing or provide any information or take any action designed to advise, assist, encourage or act in concert with any person in connection with any of the foregoing; or otherwise act alone or in concert with others, to seek to control or influence materially the management, Board of Directors or policies of the KCS Group.

7. Confidential Information: Pursuant to Executive’s Employment Agreement:

(a) Executive understands and agrees that Executive was given Confidential Information (as defined below) during Executive’s employment with the Company relating to the business of the Company and its affiliates. Executive shall maintain in strictest confidence and not use in any way (including without limitation in any future business relationship of Executive), publish, disclose or authorize anyone else to use in any way, publish or disclose, any Confidential Information relating in any manner to the business or affairs of the Company or any of its affiliates or customers. Executive further agrees not to remove or retain any calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of the Company or any of its affiliates, and to return, prior to Executive’s termination of employment for any reason, any such information in Executive’s possession. If Executive discovers, or comes into possession of, any such information after Executive’s termination, Executive shall promptly return it to the Company.

(b) For purposes of this Agreement, “Confidential Information” includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by the Company or any of its affiliates or customers and (i) is proprietary to, about, or created by the Company or any of its affiliates or customers; (ii) gives the Company or any of its affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of the Company or any of its affiliates or customers; and (iii) is not typically disclosed by the Company or any of its affiliates or customers, or known by persons who are not employed by the Company or any of its affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information pertaining to business operations of the Company or any of its affiliates or customers such as financial and operational information and data, operational plans and strategies, business and marketing strategies, pricing information, plans for various products and services, and acquisition and divestiture planning. Upon separation from employment, Executive shall notify Human Resources in writing of the name and address of Executive’s intended future employer.

8. Injunctive Relief/Breach of This Agreement: In the event of any breach of this Agreement by Executive, the Company shall be entitled to terminate any and all remaining Severance hereunder and shall be entitled to pursue such other legal and equitable remedies as may be available. Executive acknowledges, understands and agrees that the Company and its affiliates will suffer immediate and irreparable harm if Executive fails to comply with any of Executive’s obligations under this Agreement, and that monetary damages alone will be inadequate to compensate the Company or any of its affiliates for such breach. Accordingly, Executive agrees that the Company and its affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of this Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

9. Property: Executive agrees that Executive has returned all tangible and intangible property and Confidential Information, as defined in Section 7, belonging to the Company. Such property includes but is not limited to any and all financial records and data; any written material in Executive’s possession including but not limited to product information, engineering information, customer lists, and the Company policies and procedures; automobiles; credit cards; keys; equipment; product and/or customer lists and data; contracts; personnel information; project development information; written proposals and studies; and proprietary software purchased or developed by or for the benefit and use of the Company. Executive further represents and warrants that Executive has not retained any copies, electronic or otherwise, of such property.

10. Miscellaneous: Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, any entity related to the Company, or any of its agents, officers, directors, or employees. Executive will cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, or any entity related to the Company, or any of its agents, officers, directors, or employees, whether administrative, civil, criminal in nature, in which and to the extent the Company deems Executive’s cooperation necessary. In the event Executive is subpoenaed in connection with any litigation or investigation, Executive will immediately notify the Company. Reasonable actual expenses incurred by the Executive and pre-approved by the Company arising from these matters will be reimbursed by the Company upon sufficient proof. Should Executive provide such services after the period of severance payments under this Agreement is completed, Executive will be compensated for his/her time at the same daily rate earned by Executive at the time of his/her separation.

11. Successors: This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and all Released Parties and their heirs, administrators, representatives, executors, successors and assigns.

12. Entire Agreement/Modification: This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against Executive, the Company or any Released Party. This Agreement sets forth the entire Agreement between Executive and the Company, superseding all previous agreements and may not be modified except by a writing signed by both Executive and an authorized official of the Company. The parties agree that this Agreement shall be interpreted at all times in a manner compliant with Code Section 409A.

13. Severability: The parties hereto believe that the provisions of this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the parties. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

14. Controlling Law and Jurisdiction. The validity, interpretation and performance of this Agreement shall be subject to and construed under the laws of the State of Missouri, without regard to principles of conflicts of law.

15. Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act: Executive acknowledges that:

(a) Executive is specifically releasing any and all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;

(b) This Agreement does not waive rights or claims that arise after the date this release is executed;

(c) Executive has signed this Agreement of Executive’s own free will in exchange for the consideration stated above, which Executive acknowledges constitutes full, fair, reasonable and adequate consideration, to which Executive is not otherwise entitled, for the affirmations, certifications, representations and promises made herein;

(d) Executive has carefully read and fully understands all the provisions of this Agreement, including Section 15 of this Agreement entitled “Provisions Required by the Age Discrimination in Employment Act/Older Workers Benefit Protection Act,” and that Executive has been afforded at least twenty-one (21) days from the date this Agreement was presented to him (i.e. until 5:00 p.m. on June 27, 2008) to consider the terms hereof; Executive agrees that changes made to this Agreement at Executive’s request do not restart the twenty-one (21) day period which Executive has to review this Agreement;

(e) Executive has been advised in writing by this Agreement that Executive should consult with an attorney prior to executing this Agreement;

(f) Executive understands and agrees that this Agreement shall not become effective or enforceable until seven (7) calendar days after it is executed by Executive and during that seven (7) day period (the “Revocation Period”) Executive may revoke this Agreement. If Executive wishes to revoke this Agreement, Executive agrees to do so in writing within seven (7) days and deliver such written notice of Executive’s intent to revoke to John Derry, Vice President Human Resources. If Executive does not timely revoke, this Agreement goes into force and effect on the eighth day following its execution; and

(g) Executive also understands that should Executive decide to revoke this Agreement within seven (7) days of signing, the Agreement will not be effective and the monies and other consideration which the Company has promised to provide Executive shall not be paid or provided.

16. Corporate Approval: Executive understands that the terms of this Agreement are conditioned on and subject to approval by the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors and that no payments shall be made hereunder prior to such approval. Company shall take all necessary and reasonable actions to obtain such approval prior to the expiration of the Revocation Period set out in Section 15(f) of this Agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

I have carefully read this Agreement; I fully understand the Agreement’s contents and the effects thereof, including the Release in Section 3; I understand that I have a right to review this Agreement with an attorney of my choice; and I have executed the same of my own free will, without any coercion by the Company, the Released Parties, or any of the Company’s or the Released Parties’ directors, officers, employees, agents or representatives.

EXECUTIVE

By: /s/ Arthur L. Shoener	6/24/2008

Arthur L. Shoener	Date
THE COMPANY
By: /s/ Michael R. Haverty	6/26/2008

Michael R. Haverty	Date

Chairman of the Board,

The Kansas City Southern Railway Company